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                                                                   EXHIBIT 99(f)





Date

Contact
Company
Address

Dear _________________:


This letter will serve as the agreement under which you will retain us to act as Information Agent in connection with your Tender Offer to shareholders of
________________.

The services we will perform on your behalf will include the consultation and preparation in connection with your Offer, the delivery of material to brokers, banks, nominees and institutions, and holders of record, acting as Information Agent in connection with your Offer, receiving calls from shareholders, and telephoning holders of record and non-objecting beneficial owners (NOBOs).

For the above services our fee will be $_______. One half the fee ($_______) is earned and due upon the signing of this agreement; in addition, an advance against disbursements of $_________ is due as well. The balance of our fee will be payable upon the initial expiration of the Offer. Additional disbursements incurred by us on your behalf will be payable monthly or upon the expiration of the Offer. Included in our disbursements will be our charges for the telephone solicitation of holders of record and non-objecting beneficial owners (NOBOs). Our charge for this service will be $5.00 per shareholder, such charge will include labor, directory assistance and all related telephone expenses.

This agreement covers the period from ___________ through _________. Thereafter, this agreement may be extended for a monthly fee of $__________.

You shall retain Morrow & Co. for the production and placement of all advertising copy approved by you or your legal counsel for use relating to the tender offer. The rates charged by Morrow & Co. to you will be the regular open-line rates charged by the selected newspaper for the section the advertisement runs in. You recognize that the material to be published is your sole property and is not the opinion of Morrow & Co. All advertising shall be at your sole authorization and instruction.
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You agree to indemnify and hold us harmless against any loss, damage, expense
(including reasonable legal fees and expenses), liability or claim relating to or arising out of our performance of this agreement except where we, or our employees fail to comply with this agreement; provided, however, that you shall not be obliged to indemnify us or hold us harmless against any such loss, damage, expense, liability, or claim, which results from gross negligence, bad faith or willful misconduct on our part or of any of our employees.

At your election you may assume the defense of any such action. We shall advise you in writing of any such liability or claim promptly after receipt of any notice of any action or claim for which we may be entitled to indemnification hereunder.

This agreement shall be construed and enforced in accordance with the laws of the State of New York and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto.

If any provision of this agreement shall be held illegal, invalid or unenforceable by any court, this agreement shall be construed and enforced as if that provision had not been contained herein and shall be deemed an agreement among us to the full extent permitted by applicable law.

For a service charge of $5.00 per check, we will process and prepare checks for Broker/Nominee invoices submitted for their mailing of your materials. A statement listing each of the Broker/Nominee invoices will be furnished by us for your review and payment.

Please acknowledge receipt of this agreement and confirm the arrangements herein provided by signing and returning the enclosed copy to the undersigned, whereupon this agreement and your acceptance of the terms and conditions herein provided shall constitute a binding agreement among us.


 Accepted:                                     Very truly yours,


 ---------------                               MORROW & CO., INC.


 By:                                           By:
      ------------------------                      ----------------------

 Title:                                        Title:
        ----------------------                        --------------------

 Date:
       -----------------------
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                                                                      2/10/97
                                                                          Page 3
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                             MORROW & COMPANY, INC.
                                909 THIRD AVENUE
                         ACCOUNTING DEPT. - 20TH FLOOR
                            NEW YORK, NY  10022-4799


                                                            Date:
-------------
                                                            No.

---------------
TO:



--------------------------------------------------------------------------------

----------
                             RE:
                                ---------------------


One half the fee due and payable as per agreement dated
                .
----------------
$
 ------------

Advance against disbursements.
$
 ------------


                                               AMOUNT DUE         $

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